UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

---------------
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2007

Commission file number: 000-51364

Sino Gas International Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Utah	32-0028823
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd.
N0.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, China

(Address of Principal Executive Offices)

Tel. No.: 011-86-10-82600527
(Issuer's telephone number)

The Farmhouse
558 Lime Rock Road
Lime Rock, Connecticut 06039
Telephone: (860) 435-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|    Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

|_|    Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-2)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

Stock Transfer Agreement regarding Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co.

On December 13, 2006, Beijing Zhong Ran Wei Ye Gas Co. Ltd. (“Beijing Gas”), a limited liability company organized under the laws of the People's Republic of China (the “RRC”) and a wholly-owned indirect subsidiary of Sino Gas International Holdings, a Utah corporation (the “Company”), entered into a Stock Transfer Agreement (the “Xiahuayuan Jinli Agreement”) with the shareholders of Zhangiiakou City Xiahuayuan Jinli Gas Ltd. Co., a limited liability company organized under the laws of the PRC (“Xiahuayuan Jinli”), pursuant to which Beijing Gas acquired all the capital stock of Xiahuayuan Jinli for a purchase price of 2,000,000 RMB in cash. Xiahuayuan Jinli is now a wholly-owned subsidiary of Beijing Gas. Xiahuayuan Jinli is a small regional natural gas distributor in Hebei Province, PRC.

Stock Transfer Agreement regarding Yuxian Jinli Gas Ltd. Co.

Simultaneously with the entry of the Jinli Agreement, on December 13, 2006, Beijing Gas entered into a Stock Transfer Agreement (the “Yuxian Jinli Agreement”) with Yuxian Jinli Gas Ltd. Co. (“Yuxian Jinli”), a limited liability company organized under the laws of the PRC, pursuant to which Beijing Gas acquired all the capital stock of Yuxian Jinli for a purchase price of 9,500,000 RMB in cash. All the capital stock of Xiahuayuan Jinli and that of Yuxian Jinli were held by the same shareholders immediately prior to the signing of these agreements. Yuxian Jinli is now a wholly-owned subsidiary of Beijing Gas. Yuan Jinli is a small regional natural gas distributor in Hebei Province, PRC.

Stock Transfer Agreement regarding Beijing Chenguang Gas Ltd., Co

On January 15, 2007, Beijing Gas entered into a Stock Transfer Agreement (the “Beijing Chengguang Agreement”) with the shareholders of Beijing Chenguang Gas Ltd., Co., a limited liability company organized under the laws of the PRC (the “Beijing Chenguang Sellers”), pursuant to which Beijing Gas will acquire all the capital stock of Beijing Chenguang (the “Beijing Chenguang Transferred Stock”) for a purchase price of 26,000,000 RMB (or approximately USD3.35 million) in cash (the “Purchase Price”). Upon consummation of the transactions contemplated by the Stock Purchase Agreement, Beijing Chenguang will become a wholly-owned subsidiary of Beijing Gas. Beijing Chenguang is primarily engaged in the business of developing, transfer and licensing of technologies regarding natural gas purification, compression and transportation., as well as installation of natural gas equipment and supply of natural gas.

Under the Beijing Chenguang Agreement, the Beijing Chenguang Purchase Price will be paid in installments with 10,000,000 RMB payable within 5 business days following the signing of the Beijing Chenguang Agreement (the “First Payment”), 10,000,000 RMB payable within 20 business days upon completion of all the requisite governmental and legal procedures by the Beijing Chenguang Sellers for the transfer, and the remaining 6,000,000 RMB payable on or prior to April 30, 2007. The Beijing Chenguang Agreement requires that all the requisite governmental and legal procedures shall be completed by the Beijing Chenguang Sellers and the title to the Beijing Cheguang Transferred Stock shall be transferred to Beijing Gas within 20 business days upon receipt by the Beijing Chenguang Seller of the First Payment.

One of the Sellers, Mr. Zhou Zhi Cheng, has been our Chief Operating Officer since October 19, 2006. Mr. Zhou owned 30% of the Beijing Chenguang Transferred Stock immediately prior to the signing of the Beijing Chenguang Agreement. Mr. Zhou is also a shareholder and legal representative of another Seller, Beijing Chenguang Weizhong Management Technology Consulting Ltd., Co., which owned 10% of the Transferred Stock immediately prior to the signing of the Beijing Chenguang Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GAS INTERNATIONAL HOLDINGS, INC.

By: /s/ Liu Yu Chuan
Name: Liu Yu Chuan

Title: Chief Executive Officer, President & Chairman

Date: January 19, 2007